First American Investment Funds, Inc.
              Form N-SAR for Annual Period Ended September 30, 2002

Sub-Item 77C.  Submission of matters to a vote of security holders.

     A special meeting of shareholders was held on May 14, 2002, at which the following matters were voted upon and approved by shareholders, with the following voting results:

     1. Approve an agreement and plan of reorganization, attached to the prospectus/proxy statement for the special meeting, which provides for and contemplates (A) the acquisition of all the assets of Capital Growth Fund by Large Cap Growth Fund and (B) the subsequent liquidation of Capital Growth Fund and the pro rata distribution of shares to Capital Growth Fund shareholders:

                  For:                 11,363,487
                  Against:                 19,088
                  Abstain:                 63,594


     2. Approve an agreement and plan of reorganization, attached to the prospectus/proxy statement for the special meeting, which provides for and contemplates (A) the acquisition of all the assets of Relative Value Fund by Large Cap Value Fund and (B) the subsequent liquidation of Relative Value Fund and the pro rata distribution of shares to Relative Value Fund shareholders:

                  For:                 20,384,411
                  Against:                 32,649
                  Abstain:                 20,740


     3. Approve an agreement and plan of reorganization, attached to the prospectus/proxy statement for the special meeting, which provides for and contemplates (A) the acquisition of all the assets of Growth & Income Fund by Equity Income Fund and (B) the subsequent liquidation of Growth & Income Fund and the pro rata distribution of shares to Growth & Income Fund shareholders:

                  For:                14,719,619
                  Against:                77,171
                  Abstain:               114,948


     4. Approve an agreement and plan of reorganization, attached to the prospectus/proxy statement for the special meeting, which provides for and contemplates (A) the acquisition of all the assets of Science & Technology Fund by Technology Fund and (B) the subsequent liquidation of Science & Technology Fund and the pro rata distribution of shares to Science & Technology Fund shareholders:

                  For:                  4,199,102
                  Against:                 25,476
                  Abstain:                 18,023